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                                                                   Exhibit 99(1)




       HARRAH'S ENTERTAINMENT AND RIO HOTEL & CASINO COMPLETE MERGER

       Memphis, Tenn., January 4, 1999 -- Harrah's Entertainment, Inc. (NYSE:HET) and Rio Hotel & Casino, Inc. today confirmed the completion of their merger announced August 10.

       Harrah's Entertainment acquired all Rio outstanding shares in a one-for-one stock transaction valued at $525 million and assumed Rio's debt.

      "This is a great way to ring in the new year," said Harrah's Entertainment chairman, president and chief executive officer Phil Satre. "I look forward to working with Rio's extraordinary management team, building relationships with its loyal customers and adding this terrific Las Vegas destination to our broad geographic distribution.

       "Rio is, by all standards, one of the highest quality and best-managed companies in our business. We look forward to adding our strong database management and marketing expertise and connecting Rio's 1.3 million Play Rio customers to the benefits of the Harrah's Total Gold recognition and reward program."

       Satre went on to explain, "Our goal is to preserve the uniqueness of the Rio property and capitalize on a number of significant revenue synergy opportunities between Rio and Harrah's customers. Now, Harrah's loyal players have two choices in America's most popular gaming destination and Rio customers have a nationwide network of casinos in which to play."

       The merger with Rio brings a third brand under the Harrah's Entertainment, Inc. umbrella. In June 1998, Harrah's completed the acquisition of Showboat, Inc. The Rio hotel and casino will operate as a separate subsidiary of Harrah's Entertainment and no changes are expected to its operations.

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       The Rio Hotel & Casino has more than 2,500 suites and approximately
120,000 square feet of gaming space. The property just opened nine luxury Palazzo Suites and plans to open a state-of-the-art convention center in March. In addition to its well-deserved reputation for high-quality customer service, world class accommodations and culinary excellence, Rio has won numerous industry awards from gaming and travel publications.

       Harrah's Entertainment, Inc. was recently named "Company of the Year" for 1998 by CASINO EXECUTIVE magazine while CASINO JOURNAL named Phil Satre "Gaming Executive of the Year." Headquartered in Memphis, TN, Harrah's Entertainment now operates 19 casinos nationwide under the Harrah's, Showboat and Rio brands, and Star City casino in Sydney, Australia. Founded more than 60 years ago, Harrah's Entertainment is focused on building loyalty and brand value with its targeted customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

       Statements in this release concerning future events, including the anticipated integration of Rio Hotel & Casino, future performance and business prospects are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, economic, bank, equity and debt market conditions, changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, and effects of competition. These risks and uncertainties could significantly affect anticipated results or events in the future and actual results may differ materially from any forward-looking statements. For additional information, refer to the section entitled "Private Securities Litigation Reform Act" in the company's Form 10-Q filed with the Securities and Exchange Commission for the period ended September 30, 1998.


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